Exhibit 99.1

News Release

FOR RELEASE — AUGUST 3, 2010

Corning Announces Cash Tender Offer For Up to $225 Million Aggregate Principal Amount of its Outstanding Debt Securities

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that it has commenced a cash tender offer for up to $225 million aggregate principal amount of specified series of its outstanding debt. The terms and conditions of the tender offer are set forth in an Offer to Purchase dated today.

In the tender offer, the company is offering to purchase, under certain conditions and subject to certain limits, its 5.9% Notes due 2014, 6.2% Notes due 2016 and 8.875% Debentures due 2016, (collectively, the “notes”), as summarized in the table below:

Title of Security	CUSIP	Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)	Early Tender Premium(1)
5.9% Notes due March 15, 2014	219350AP0	$200,000,000	1(2)	1.75% due March 31, 2014	PX5	80 bps	$50
6.2% Notes due March 15, 2016	219350AN5	$200,000,000	2	2.375% due March 31, 2016	PX6	95 bps	$50
8.875% Debentures due March 15, 2016	219327AE3	$75,000,000	3	2.375% due March 31, 2016	PX6	105 bps	$50

(1)	Per $1,000 principal amount of notes accepted for purchase. An early tender premium will be paid to holders of notes who tender, and do not validly withdraw, their notes on or before 5:00 p.m., New York City time, on August 16, 2010, unless extended.
(2)	The maximum principal amount of 5.9% Notes due March 15, 2014 (the “5.9% notes”) that will be purchased by the Company is $100,000,000 (the “5.9% note cap”).

Tendered notes will be accepted in the order of the acceptance priority levels set forth in the table above, except that the aggregate principal amount of 5.9% notes that will be accepted will not exceed the 5.9% note cap. Under certain circumstances, the company will accept tendered notes of one or more of the series on a pro rata basis as further described in the Offer to Purchase. The company reserves the right, but is not obligated, to increase the maximum aggregate principal amount of the tender offer or the amount of the 5.9% note cap.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on August 30, 2010, unless extended. Holders of notes subject to the tender offer must validly tender and not validly withdraw their notes before the early tender date, which is 5:00 p.m., New York City time, on August 16, 2010, unless extended, to be eligible to receive the total consideration as described below. Holders of notes subject to the tender offer who validly tender their notes after the early tender date will receive the tender consideration, which is the total consideration minus $50 per $1,000 principal amount of notes tendered by such holders that are accepted for purchase.

Holders of notes subject to the tender offer who tender their notes before the early tender date may not withdraw their notes after the early tender date, unless otherwise required by law. Holders of notes subject to the tender offer who tender their notes after the early tender date may not withdraw their notes, unless otherwise required by law.

The total consideration for each $1,000 principal amount of notes tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified in the table above for each series of the notes over the yield based on the bid side price of the U.S. Treasury Security specified in the table above, as calculated by the dealer managers for the tender offer at 2:00 p.m., New York City time, on August 16, 2010. In addition to the total consideration or the tender consideration, as applicable, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offer. The settlement date will follow promptly the expiration date and currently is expected to be September 1, 2010.

The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including, among other things, the consummation by the Company, no later than the expiration date, of financing arrangements satisfactory to it as described in the Offer to Purchase.

Corning has retained Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. to serve as dealer managers for the tender offer and has retained Global Bondholder Services Corporation to serve as depositary and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3700 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 or to J.P. Morgan Securities Inc. at (866) 834-4666.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Corning Incorporated by Deutsche Bank Securities Inc. or J.P Morgan Securities Inc., or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements” which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:

Kelli Hopp-Michlosky	Kenneth C. Sofio
(607) 974-1657	(607) 974-7705
hoppkc@corning.com	sofiokc@corning.com